S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L DISCUSSION MATERIALS March 26, 2018

This presentation was prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors (the “Special Committee”) of iKang Healthcare Group, Inc. (including its subsidiaries, the “Company”) to whom it is directly addressed and delivered in order to assist the Special Committee in connection with a potential transaction (the “Potential Transaction”) proposed by Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P. and Taobao China Holding Limited and/or by any other potential purchasers (together with their affiliates and any acquisition vehicle to be established by any of them, the “Potential Purchasers”), and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, employee or creditor of the Company or any other person other than the members of the Special Committee and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan and is provided subject to the terms of the Engagement Letter dated November 10, 2015 between J.P. Morgan and the Special Committee, as amended. Neither this presentation nor any of its contents may be used or relied upon by, or disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with the prior written consent of J.P. Morgan in each instance. In performing our analyses, we have (i) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (ii) compared the proposed financial terms of the Potential Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company’s ADSs and other securities and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this presentation. 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Executive summary

- On March 12, 2018, the Independent Special Committee of the Board of Directors (the "Special Committee") of iKang Healthcare Group, Inc.(Nasdaq: KANG), a Cayman Islands limited liability company (the "Company"), announced that it had received a proposal (the "Proposal") from Yunfeng Capital ("Yunfeng") and Alibaba Investment Limited ("Alibaba", and together with Yunfeng, collectively, the "Buyer Group"), proposing a transaction in which a consortium led by Yunfeng and Alibaba would acquire all of the outstanding Class A common shares ("Class A Shares"), Class C common shares ("Class C Shares," and together with Class A Shares, the "Shares") and American depositary shares ("ADSs," each representing ½ of a Class A Share) of the Company in an all-cash transaction for US$20.00 per ADS or US$40.00 per Share (the "Initial Offer Price").
- J.P. Morgan was appointed by the Special Committee as its financial advisor to assist in reviewing and evaluating the Proposal.
- Yunfeng informed the Special Committee and J.P. Morgan that the Buyer Group would be expanded to include Mr. Ligang Zhang, Chairman and CEO of the Company, certain of his affiliates, and Mr. He Boquan, Vice Chairman of the Company (together with the Buyer Group, collectively, the "Expanded Buyer Group").
- On March 25, 2018, the Expanded Buyer Group, with Yunfeng Fund III, L.P. and Yunfeng Fund III Parallel Fund, L.P. as the Yunfeng affiliate sponsors and Taobao China Holding Limited as the Alibaba affiliate sponsor, increased the Initial Offer Price to US$20.60 per ADS or US$41.20 per Share (the "Revised Offer Price"), representing an increase of 3.0% over the Initial Offer Price.
- J.P. Morgan, as requested by the Special Committee, has evaluated the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of the Shares other than certain shareholders of the Company who are members of the Expanded Buyer Group.

DISCUSSION MATERIALS

IKANG HEALTHCARE GROUP, INC. 1 J.P.Morgan

Key transaction metrics

Capitalization table (in US$mm other than offer price)

	Initial Offer	Revised Offer
Offer price (US$ / ADS)	US$20.00	US$20.60
No. of diluted shares outstanding (ADS mm)	71.8	71.8
Equity value	1,436	1,479
+ Net debt[1]	111	111
+ Non-controlling interests[2]	25	25
- Unconsolidated investments[2]	(189)	(189)
= Firm value	1,383	1,426

Source: Company filings, Factset as of March 23, 2018

[1] Debt – cash and cash equivalents – restricted cash – term deposit, as of December 31, 2017
[2] Balance sheet data as of December 31, 2017
[3] The last trading day prior to the announcement of the Proposal
[4] VWAP calculation based on closing prices till March 9, 2018, the last trading day prior to the announcement of the Proposal
[5] Based on management forecast as of March 21, 2018 (non-GAAP basis)
[6] FY2017 and FY2018 refer to the 12-month periods ending March 31, 2018 and March 31, 2019, respectively
[7] Adjusted P / E ratio = (equity value - investment in unconsolidated companies at book value) / Adjusted Earnings
[8] Adjusted Earnings = earnings adjusted to exclude gain and loss from equity method investments

Key valuation metrics

		Initial Offer	Revised Offer
Offer price (US$ / ADS)		US$20.00	US$20.60
Premium over			
March 9, 2018[3]	US$17.92	11.6%	15.0%
30-trading day VWAP[4]	US$16.52	21.1%	24.7%
60-trading day VWAP[4]	US$16.04	24.7%	28.5%

Based on management projections (US$mm)			
FV / EBITDA			
FY2017E[5,6]	96	14.4x	14.9x
FY2018E[5,6]	128	10.8x	11.1x
P / E			
FY2017E[5,6]	22	64.1x	66.0x
FY2018E[5,6]	41	34.6x	35.7x
Adjusted P / E			
FY2017E[5,6,7]	30[8]	41.9x	43.4x
FY2018E[5,6,7]	45[8]	27.4x	28.4x

DISCUSSION MATERIALS
IKANG HEALTHCARE GROUP, INC.
2
J.P.Morgan

iKang share price performance per ADS $16.00 20183 2018 Source: Bloomberg, FactSet as of March 23, 2018 1 Based on the IPO price of $14.00 per ADS 2 VWAP calculation based on closing prices till March 9, 2018, the last trading day prior to the announcement of the Proposal 3 Last trading day before the Proposal was announced on March 12, 2018 I K A N G H E A L T H C A R E G R O U P , I N C . 3 D I S C U S S I O N M A T E R I A L S Price (US$) Price (US$ per ADS)Max/MinVWAP $26.00 $24.00 $22.00 US$20.60 per ADS $20.00 $18.00 16.04 $14.00 $12.00 $10.00 Since IPO1,2 1-year2 6-month2 60-day2 30-day2March 9,March 23, (latest closing) 22.65 Revised Offer Price: Initial Offer Price: US$20.00 per ADS 17.9217.9217.9217.92 17.92 17.63 16.52 15.0715.77 14.39 14.57 13.21 18.52 11.7311.73 As of March 9, 20183 iKang28.0%11.6%23.6%12.1% Nasdaq Composite83.8%29.5%18.9%10.0% Price (US$) iKang share price Nasdaq Composite (rebased to iKang) $30 $28 $26 $24 $22 $20 DS $18 $16 $14 $12 $10 Apr-14 Sep-14 Feb-15Jul-15Jan-16 Jun-16 Nov-16 Apr-17 Oct-17 Mar-18 Revised Offer Price: US$20.60 per ADS Initial Offer Price: US$20.00 per A Since IPO11-year6-month1-month Stock performance since IPO iKang trading ranges

Overview of key financials

(Fiscal year[1])	Historical		Management forecast									
In RMB mm	FY 2015A	2016A	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Net revenue	2,353	2,929	3,693	4,581	5,705	7,126	8,699	10,004	11,005	11,885	12,598	13,228
Growth %	*31%*	*25%*	*26%*	*24%*	*25%*	*25%*	*22%*	*15%*	*10%*	*8%*	*6%*	*5%*
Gross profit	1,015	1,167	1,557	2,029	2,528	3,104	3,731	4,285	4,722	5,124	5,465	5,773
Margin %	*43%*	*40%*	*42%*	*44%*	*44%*	*44%*	*43%*	*43%*	*43%*	*43%*	*43%*	*44%*
EBIT (Non-GAAP)[2]	177	102	378	535	685	869	1,033	1,184	1,320	1,459	1,592	1,712
Margin %	*8%*	*3%*	*10%*	*12%*	*12%*	*12%*	*12%*	*12%*	*12%*	*12%*	*13%*	*13%*
EBITDA (Non-GAAP)[2]	372	358	634	817	1,048	1,338	1,609	1,850	2,035	2,198	2,330	2,447
Margin %	*16%*	*12%*	*17%*	*18%*	*18%*	*19%*	*18%*	*18%*	*18%*	*18%*	*18%*	*18%*
Net income (Non-GAAP)[2]	117	(71)	137	294	432	569	692	809	916	1,030	1,142	1,246
Margin %	*5%*	*(2%)*	*4%*	*6%*	*8%*	*8%*	*8%*	*8%*	*8%*	*9%*	*9%*	*9%*
Capex & acquisition	(471)	(442)	(285)	(335)	(747)	(860)	(871)	(956)	(953)	(863)	(801)	(788)
As % of revenue	*(20%)*	*(15%)*	*(8%)*	*(7%)*	*(13%)*	*(12%)*	*(10%)*	*(10%)*	*(9%)*	*(7%)*	*(6%)*	*(6%)*

Source: Company filings and management forecast as of March 21, 2018
[1] FY2015-2026 refer to the 12-month periods ending March 31, 2016-2027, respectively
[2] Non-GAAP adjustments to exclude stock-based compensation expenses

DISCUSSION MATERIALS
IKANG HEALTHCARE GROUP, INC. 4 J.P.Morgan

Summary valuation

Implied share price of iKang (US$ per ADS)


I. Primary valuation methodologies
Initial Offer Price US$20.00 / ADS
Revised Offer Price US$20.60 / ADS
Discounted Cash Flow
WACC (10.0% – 12.0%); TGR (2.5% – 3.5%)
16.63
24.28
Trading multiples
FY2017E FV/EBITDA (US$96mm¹, 9.8x – 15.0x)
13.93
20.76
FY2018E FV/EBITDA (US$128mm¹, 5.3x – 11.9x)
10.37
21.98
FY2017E P / E (US$22mm¹, 23.2x – 41.4x)
7.45
13.04
FY2018E P / E (US$41mm¹, 20.2x – 34.4x)
11.80
19.86
II. For reference only
52-week range as of March 9, 2018²
11.73
17.92
FY2017E adjusted P / E method³ (US$30mm¹·⁴, 23.2x – 41.4x)
12.38
19.80
FY2018E adjusted P / E method³ (US$45mm¹·⁴, 20.2x – 34.4x)
15.50
24.35
US$
5
10
15
20
25
30

Source: Company filings, management forecast as of March 21, 2018, FactSet, Bloomberg

[1] Management forecast as of March 21, 2018 (non-GAAP basis); FY2017 and FY2018 refer to the 12-month periods ending March 31, 2018 and March 31, 2019, respectively

[2] The last trading day prior to the announcement of the Proposal

[3] Equity value = P / E ratio x Adjusted Earnings + investment in unconsolidated companies at book value

[4] Adjusted Earnings = earnings adjusted to exclude gain and loss from equity method investments

DISCUSSION MATERIALS

IKANG HEALTHCARE GROUP, INC. 5 J.P.Morgan

Discounted cash flow analysis

Discounted cash flow (RMBmm unless otherwise specified; non-GAAP basis)

RMBmm, unless otherwise specified	Management forecast										
FY ended March 31[1]	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	Terminal
Revenue	3,693	4,581	5,705	7,126	8,699	10,004	11,005	11,885	12,598	13,228	13,625
% growth	*26%*	*24%*	*25%*	*25%*	*22%*	*15%*	*10%*	*8%*	*6%*	*5%*	*3%*
EBITDA	634	817	1,048	1,338	1,609	1,850	2,035	2,198	2,330	2,447	2,520
% margin	*17%*	*18%*	*18%*	*19%*	*18%*	*18%*	*18%*	*18%*	*18%*	*18%*	*18%*
Less: Depreciation and amortization	(256)	(282)	(364)	(469)	(576)	(666)	(716)	(739)	(738)	(735)	(817)
EBIT	378	535	685	869	1,033	1,184	1,320	1,459	1,592	1,712	1,703
% margin	*10%*	*12%*	*12%*	*12%*	*12%*	*12%*	*12%*	*12%*	*13%*	*13%*	*12%*
Less: calculated tax expense	(98)	(139)	(178)	(226)	(269)	(308)	(343)	(379)	(414)	(445)	(443)
EBIAT	280	396	507	643	764	876	976	1,080	1,178	1,267	1,260
Add: Depreciation and amortization	256	282	364	469	576	666	716	739	738	735	817
Less: Capex and acquisition	(285)	(335)	(747)	(860)	(871)	(956)	(953)	(863)	(801)	(788)	(817)
% of revenue	*(8%)*	*(7%)*	*(13%)*	*(12%)*	*(10%)*	*(10%)*	*(9%)*	*(7%)*	*(6%)*	*(6%)*	*(6%)*
Less: Increase in net working capital	(146)	(70)	(94)	(82)	(52)	(24)	(15)	(8)	(2)	(1)	0
Unlevered free cash flow (RMBmm)	105	273	29	171	418	562	725	948	1,113	1,212	1,260
Unlevered free cash flow (US$mm)	16	43	5	26	63	84	108	143	167	180	185

Firm value (US$mm)

		Terminal growth rate		
		2.5%	3.0%	3.5%
WACC	10.0%	1,530	1,607	1,695
	11.0%	1,309	1,364	1,425
	12.0%	1,136	1,177	1,221

Implied share price (US$ / ADS)

		Terminal growth rate		
		2.5%	3.0%	3.5%
WACC	10.0%	22.02	23.07	24.28
	11.0%	18.99	19.74	20.59
	12.0%	16.63	17.18	17.79

Note: Management forecast as of March 21, 2018; balance sheet data as of December 31, 2017; non-GAAP adjustments to exclude stock-based compensation expenses; exchange rate information based on Bloomberg as of March 23, 2018

[1] FY2017-2026 refer to the 12-month periods ending March 31, 2018-2027, respectively

DISCUSSION MATERIALS

IKANG HEALTHCARE GROUP, INC.

6

J.P.Morgan

WACC analysis Risk free rate1 Equity risk premium2 Levered beta Country risk premium2 2.82% — — — 5.25% 1.10 1.60% 6.25% 1.35 1.60% China Resources Phoenix Healthcare New Century Healthcare $1,590 1.7% 1.000 1.010 1.080 Estimated pre-tax cost of debt Post-tax cost of debt4 Debt/total capitalization target 9.0% 6.7% 10.0% $724 0.0% 1.313 1.267 1.372 Rici Healthcare $408 14.2% 1.148 0.877 0.845 Harmonicare Medical $258 0.0% 1.124 0.737 0.798 Source: FactSet as of March 23, 2018, Barra, J.P. Morgan estimates Note: Market data as of March 23, 2018, Barra beta as of February 28, 2018 ¹ U.S. 10-year treasury bond yield as of March 15, 2018 2 Equity risk premium and country risk premium as of March 15, 2018 3 Historic levered beta is calculated by unlevering beta for each respective company based on its current capital structure and relevering beta based on debt/total capitalization target of 10.0% 4 Assumes pre-tax cost of debt of 9.0% and tax rate of 26.0% (tax rate based on management guidance as of March 21, 2018) 5 As of Aug 28, 2015, last trading day before announcement on receiving the first take-private offer from Mr. Ligang Zhang and FV Investment Holdings; Barra beta as of July 31, 2015 I K A N G H E A L T H C A R E G R O U P , I N C . 7 D I S C U S S I O N M A T E R I A L S Cost of equity 10.2%10.9%11.5%12.2%12.9% Debt/total cap 5.0% 7.5% 10.0% 12.5% 15.0% 10.0%10.7%11.3%11.9%12.5% 9.9%10.5%11.2%11.8%12.4% 9.8%10.4%11.0%11.6%12.2% 9.8%10.3%10.9%11.5%12.1% 9.7%10.2%10.8%11.4%11.9% Mean4.0%1.1460.9731.023 Median0.8%1.1360.9440.962 iKang$1,32812.4%0.7060.5370.526 iKang (prior to the first take-$1,1344.0%1.30351.1761.235 private offer)5 Sensitivity Calculated discount rate9.8%—12.2% Selected range10.0%—12.0% Cost of equity10.2%—12.9% Levered beta Market capDebt/Relevered Company(US$mm) total capBarra Historicalhistorical3 LowHigh Capital structure benchmarks WACC summary

Trading multiples USD20.602 iKang Healthcare Group – Revised Offer 1,479 1,426 14.9x 11.1x 66.0x 35.7x China Resources Phoenix Healthcare HKD9.62 1,590 1,278 14.1x 11.1x 23.2x 21.4x New Century Healthcare HKD11.60 724 581 15.0x 11.9x 37.7x 27.3x NM1 Rici Healthcare HKD2.00 408 351 15.0x 5.3x 34.4x Harmonicare Medical HKD2.67 258 193 9.8x 6.3x 41.4x 20.2x Source: Bloomberg and FactSet as of March 23, 2018, company filings and financials, management forecast of iKang as of March 21, 2018 Note: FY2017 to FY2018 refer to the 12-month periods ending March 31, 2018 and March 31, 2019, respectively, and all trading multiples are calculated based on the same financial periods; EBITDA and net income are on non-GAAP basis (non-GAAP adjustments to exclude stock-based compensation expenses) 1 FY2017E net income of Rici Healthcare is negative based on Bloomberg consensus 2 Revised Offer Price per ADS I K A N G H E A L T H C A R E G R O U P , I N C . 8 D I S C U S S I O N M A T E R I A L S Mean13.5x8.7x34.1x25.8x Median14.6x8.7x37.7x24.4x Share priceMarket capFirm value Company(US$mm)(US$mm) FV / EBITDAP / E FY2017EFY2018EFY2017EFY2018E